Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the 2005 Equity Incentive Plan of BJ’s Restaurants, Inc. of our reports dated March 10, 2005, with respect to the consolidated financial statements of BJ’s Restaurants, Inc., BJ’s Restaurants, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BJ’s Restaurants, Inc., included in the Annual Report (Form 10-K) for the year ended January 2, 2005.

/s/ Ernst & Young LLP

Irvine, California

June 15, 2005